                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                                          File Number 333-17839


                    PROSPECTUS SUPPLEMENT DATED APRIL 1, 1997

                                       to

                       Prospectus Dated December 19, 1996

                                1,088,784 Shares

                              Cisco Systems, Inc.

                                  Common Stock


        This Prospectus Supplement supplements the Prospectus dated December 19, 1996 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 1,088,784 shares of Common Stock, no par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Netsys Technologies, Inc. ("Netsys"), by and through a merger of Netsys with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.


                              SELLING SHAREHOLDERS

        Footnote (6) below (the "Footnote") sets forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnote below may receive shares of Common Stock through partnership distributions. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the Footnote as Selling Shareholders:


                                                                               Number of
                                                                                Shares
                                       Number of Shares      Percent of     Registered for
                                         Beneficially       Outstanding          Sale
Name of Selling Shareholder                 Owned              Shares          Hereby(1)
---------------------------            ----------------     -----------     --------------
BVP III Special Situations L.P.(6)           3,768               *               3,768


---------------
* less than one percent

(6) Subsequent to the date of this Prospectus Supplement, the shares held by BVP III Special Situations L.P. ("BVP III SS") may be distributed to the general partner of BVP III SS, Deer III & Co. LLC ("Deer III") and Neill H. Brownstein; Robert H. Buescher; G. Felda Hardymon; Christopher F.O. Gabrieli; William T. Burgin; David J. Cowan; Michael I. Barach the general partners of Deer III and Richard L. Gelb, John A. Moran and Reuben F. Richards the limited partners of BVP SS III.




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